Exhibit 99.1
Ziyang Ceramics Reports Financial Results for the Second Quarter Ended June 30, 2012

Zhucheng, China--(8/14/2012) – Ziyang Ceramics Corporation (OTC.BB: ZYCI), a leading manufacturer of high quality interior porcelain tiles in China, announced today its financial results for the second quarter ended June 30, 2012.

-	Second quarter 2012 revenue climbs to $14.4 million, up 45.6% from revenue of $9.9 million recorded in the second quarter of 2011

-	Second quarter 2012 net income reaches $4.0 million, up 76.1% from $2.3 million recorded in the second quarter of 2011

- Gross margin climbs to 37.6% and net margin reaches 27.8% in the second quarter of 2012

- Basic and diluted EPS reached $0.82 for the first six months of 2012 on 9 million weighted average shares outstanding

Financial Highlights

For the second quarter of 2012, total revenues reached $14.4 million, up 45.6% from $9.9 million recorded in the second quarter of 2011.  The increase in revenue was primarily driven by the increase in sales from our new line of interior porcelain wall tiles launched in August of 2011.  Gross profit in the second quarter of 2012 increased to $5.4 million, up by 54.8% from $3.5 million achieved in the second quarter of 2011.   Gross profit margin increased to 37.6% in the second quarter of 2012, compared to 35.4% in the same period of 2011 primarily due to the higher sales of our premium polycrystalline floor tiles where gross margin reached 42%.   Overall net margin in the second quarter of 2012 increased to 27.8%, up from 23.0% recorded in the same period in 2011. Total operating expenses for the second quarter of 2012 decreased to $531,000, down 13.4% from $613,000 recorded in the same period in 2011.  The decrease in operating expenses is primarily due to a reduction in retirement insurance expense.

For the second quarter of 2012, net income rose 76.1% to $4.0 million with earnings per basic and diluted share of $0.40 on 10 million weighted average shares outstanding.  This compares to net income of $2.3 million recorded in the second quarter of 2011with earnings of $3.83 per basic and diluted share on 590,000 weighted average shares outstanding.  The increase in the number of common shares outstanding in 2012 is a result of the issuance of 8.9 million shares in January of 2012 upon full conversion of two outstanding promissory notes we issued in connection with our acquisition of Ziyang Ceramic Company.

For the first six months, total revenues reached $25.8 million, up 48.6% from $17.3 million recorded in the same period in 2011.   Net income for the first six months totaled $7.1 million, an increase of 78.7% from $4.0 million recorded for the six month period in 2011.  We recorded earnings per basic and diluted share of $0.82 for the first six months of 2012 on 9 million weighted average shares outstanding.

At June 30, 2012, total cash was $5.8 million after the payment of $5.1 million in long term prepaid rent for 24 acres of land we plan to use for additional facility expansion and the repayment of approximately $2.6 million in loans outstanding.  This compares to cash and cash equivalents of $5.9 million at December 31, 2011. Current assets were $14.2 million at June 30, 2012 compared to current assets of $14.1 million at December 31, 2011. Total shareholder equity increased by 33.5% to $29.0 million, compared to shareholder equity of $21.7 million at December 31, 2011.

Commenting on the financial results for the second quarter and six months of 2012, Mr. Lingbo Chi, CEO of Ziyang Ceramics, stated, "We are extremely pleased with our performance this quarter as we continue to meet or exceed our sales targets while increasing margins and controlling expenses.  We have further strengthened our distribution base in the second quarter as our interior and higher-end tiles continue to be well received in our end markets.  We are confident in our ability to build on our strong performance in the first half of 2012 and we believe our investments for the future for facility expansion will enable us to expand for the foreseeable future as we look to opportunistically grow our business.  We continue to see our full year 2012 revenue exceeding $55 million with $14 million in net income.  Our entire team is working diligently to further our growth in the coming quarters and years to help us maximize the value of our company for the benefit of our shareholders.”

About Ziyang Ceramics Corporation

Ziyang Ceramics Corporation, headquartered in Zhucheng city of Shandong Province in China, manufactures porcelain tiles used for interior residential and commercial applications and sells through a distribution network of more than 150 distributors across 10 provinces, concentrating on major second and third tier cities located primarily in Eastern and Central China.   For more information about Ziyang Ceramics Corporation, please visit: www.ziyangcorp.com.

Safe Harbor Statement

Ziyang Ceramics Corporation is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding the growth of our sales and distribution network and our expectations regarding sales of our new product line, the proposed expansion of our manufacturing facility, revenues, margins, expenses and earnings.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Ziyang Ceramics Corporation
U.S. Representative
Pearl Group Advisors
Dore Perler
Tel:(954) 232-5363
Email:Dore@PearlGroupAdvisors.com